UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2014

OPHTHOTECH CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 35th Floor

New York, New York 10119

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 845-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 7, 2014, Ophthotech Corporation (the “Company”) entered into a second amendment of lease (the “Second Lease Amendment”) with One Penn Plaza LLC, as landlord, amending the Lease Agreement, dated as of September 30, 2007, between the Company and One Penn Plaza LLC, as previously supplemented by agreement dated March 12, 2013, and amended by the Amendment of Lease, dated as of August 30, 2013 (as so supplemented and amended, the “Lease”).  The Second Lease Amendment provides for an expansion of the office space to be made available to the Company under the Lease at One Penn Plaza, New York, NY, by approximately 2,924 square feet, bringing the total office space available under the Lease to approximately 6,923 square feet.  The Company intends to use the expanded office space for corporate and commercial functions. The expanded office space will be available to the Company following the completion of construction being performed by the landlord.  The Lease expires in 2020, and is subject to an early termination right, which, if exercised, would trigger a termination payment by the Company of approximately $375,000.  The Company has agreed to pay aggregate rental fees of approximately $3.5 million over the term of the lease, approximately $1.0 million of which is attributable to the expansion provided for under the Second Lease Amendment.  The Company is also liable for taxes, operating expenses and utility and other charges related to the leased premises.  The Company has provided the landlord with a letter of credit in an amount of approximately $138,000 to secure the Company’s obligations under the Lease.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: January 10, 2014	By:	/s/ Bruce A. Peacock
	Name:	Bruce A. Peacock
	Title:	Chief Financial and Business Officer